Exhibit 4.1

SECOND AMENDMENT TO RIGHTS AGREEMENT

This Second Amendment to Rights Agreement, dated as of May 28, 2013 (this “Amendment”), is entered into by and between Blackstone Mortgage Trust, Inc. (formerly known as Capital Trust, Inc.), a Maryland corporation (the “Company”) and American Stock Transfer and Trust Company, LLC, a New York limited liability company, as rights agent (the “Rights Agent”). This Amendment is an amendment to the Tax Preservation Rights Agreement, dated as of March 3, 2011 (as amended by the First Amendment to Rights Agreement, the “Rights Agreement”) by and between the Company and the Rights Agent. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Rights Agreement.

RECITALS

WHEREAS, the Company expects to experience an “ownership change” within the meaning of Section 382 of the Code upon consummation of the Company’s proposed public offering of shares of Common Stock registered under the Company’s Registration Statement on Form S-11 (File No. 333-187541) (the “Offering”);

WHEREAS, the Board of Directors of the Company has determined that it is advisable and in the best interests of the Company and its stockholders to enter into the Amendment prior to the closing of the Offering in order to shorten the time period prior to the Final Expiration Date to a time and date prior to the closing of the Offering; and

WHEREAS, pursuant to Section 27 of the Rights Agreement, except as provided in the last sentence of Section 27 of the Rights Agreement, at any time prior to the time any Person, together with its Affiliates and Associates, shall become an Acquiring Person, the Company may direct, and the Rights Agent shall, supplement or amend any provision of the Rights Agreement (including to shorten or lengthen any time period under the Rights Agreement) as the Board of Directors may deem desirable.

NOW THEREFORE, in consideration of the premises and mutual agreements set forth herein, the Company and the Rights Agent agree as follows:

Amendment to Section 7(a) of the Rights Agreement. Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:

“(a) Subject to Section 7(e) hereof, the registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Exercise Price for the total number of one one-thousandths of a share of Preferred Stock (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercised, at or prior to the earliest of (i) the Close of Business on May 28, 2013 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in

Section 23 hereof (the “Redemption Date”) or (iii) the time at which such Rights are exchanged as provided in Section 24 hereof (the “Exchange Date”), (iv) the repeal of Section 382 of the Code or any successor statute if the Board determines that this Plan is no longer necessary for the preservation of Tax Benefits, (v) the beginning of a taxable year of the Company with respect to which the Board determines that no Tax Benefits may be carried forward, or (vi) such time as the Board determines that a limitation on the use of the Tax Benefits under Section 382 of the Code would no longer be material to the Company (the earliest of (i), through (vi) being herein referred to as the “Expiration Date”). The Board shall at least annually consider whether to make the determination provided by Section 7(a)(vi) in light of all relevant factors, including, in particular, the amount and anticipated utilization of the Company’s Tax Benefits and the Company’s market capitalization. The Company shall promptly notify the Rights Agent in writing upon the occurrence of any Expiration Date (other than the Final Expiration Date as to which the Rights Agent shall be deemed to have been given notice) and, if such notification is given orally, the Company shall confirm same in writing on or prior to the Business Day next following. Until such notice is received by the Rights Agent, the Rights Agent may presume conclusively for all purposes, prior to the Close of Business on May 28, 2013, that the Expiration Date has not occurred. Except as set forth in Section 7(e) hereof and notwithstanding any other provision of this Agreement, any Person who prior to the Distribution Date becomes a record holder of shares of Common Stock of the Company is entitled to all of the rights of a registered holder of a Right Certificate with respect to the Rights associated with such shares of Common Stock of the Company in accordance with the provisions of this Agreement, as of the date such Person becomes a record holder of shares of Common Stock of the Company.”

Waiver of Notice(s). The Rights Agent and the Company hereby waive any notice requirement(s) under the Rights Agreement pertaining to the matters covered by this Amendment.

Miscellaneous

Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, then such term, provision, covenant or restriction shall be enforced to the maximum extent permissible, and the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of Maryland without regard to the principles of conflicts of laws; provided, however, that all provisions regarding the rights, obligations, duties and immunities of the Rights Agent shall be governed by and construed in accordance with, the laws of the State of New York. The courts of the State of Maryland and of the United States of America located in the State of Maryland (the “Maryland Courts”) shall have exclusive jurisdiction over any litigation arising out of or relating to this Agreement and the transactions contemplated hereby, and any Person commencing or otherwise involved in any such litigation shall waive any objection to the laying of venue of such litigation in the Maryland Courts and shall not plead or claim in any

Maryland Court that such litigation brought therein has been brought in an inconvenient forum. Notwithstanding the foregoing, the Company and the Rights Agent may mutually agree to a jurisdiction other than Maryland for any litigation directly between the Company and the Rights Agent arising out of or relating to this Amendment.

Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

Descriptive Headings. Descriptive headings of the sections of this Amendment and the Rights Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof or thereof.

Entire Agreement. This Amendment and the Rights Agreement, and all of the provisions hereof and thereof, shall be binding upon and inure to the benefit of the Company and the Rights Agent and their respective successors and permitted assigns and executors, administrators and heirs. This Amendment, together with the Rights Agreement, sets forth the entire agreement and understanding between the parties hereto as to the subject matter hereof and thereof and merges with and supersedes all prior discussions and understandings of any and every nature among them. Without limiting the foregoing, the Rights Agent shall not be subject to, nor required to interpret or comply with, or determine if any person has complied with, the Purchase Agreement even though reference thereto may be made in this Amendment and the Rights Agreement.

Further Assurances. The Company and the Rights Agent shall cooperate and take such action as may be reasonably requested by the other party in order to carry out the transactions and purposes of this Amendment, the Rights Agreement, and the transactions contemplated hereunder and/or thereunder.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as an instrument under seal and attested, all as of the day and year first above written.

ATTEST:		BLACKSTONE MORTGAGE TRUST, INC.

By:	/s/ Geoffrey G. Jervis	By:	/s/ Stephen D. Plavin
Name:	Geoffrey G. Jervis	Name:	Stephen D. Plavin
Title:	Chief Financial Officer	Title:	Chief Executive Officer

[Signature Page to Second Amendment to Rights Agreement]

ATTEST:		AMERICAN STOCK TRANSFER & TRUST COMPANY LLC, as Rights Agent

By:	/s/ Carlos Pinto	By:	/s/ Paula Caroppoli
Name:	Carlos Pinto	Name:	Paula Caroppoli
Title:	Senior Vice President	Title:	Senior Vice President

[Signature Page to Second Amendment to Rights Agreement]